Exhibit 99.1

EV Energy Partners Announces Agreement to Divest Its Interest in Cardinal Gas Services

HOUSTON, September 23, 2014 /PRNewswire/ — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it has signed an agreement to divest its nine percent interest in Cardinal Gas Services, L.L.C., (CGS) to E1 and a Korean consortium led by Samchully for $162 million, which includes estimated purchase price adjustments of approximately $18 million. This sale is being made in conjunction with TOTAL E&P USA, INC., which has also agreed to divest its 25 percent interest in CGS. The transaction is expected to close in mid-October 2014 and is subject to regulatory approval, tag-along rights and approval of the other member of CGS, as well as customary closing conditions and purchase price adjustments. Upon closing, EVEP intends to use the net proceeds of the disposition to repay amounts outstanding under its revolving credit facility. Availability under the revolving credit facility may be used to fund future activities, including acquisitions of oil and natural gas properties.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release includes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements regarding the ability to close the sale of Cardinal Gas Services and the use of proceeds are forward looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the ability to obtain regulatory and Cardinal Gas Services required member approvals, ability to satisfy closing conditions and requirements, and other important factors that could cause actual results to differ materially from those projected.  Additional risks are described in the EVEP's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston
Michael E. Mercer

713-651-1144
http://www.evenergypartners.com